Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion or incorporation by reference of, in this Registration Statement (No. 333-______) on Form S-3 of Prairie Operating Co. (the “Company”), including any amendments thereto (the “Registration Statement”) of our reserve report dated October 2, 2024, with respect to the combined reserves of the Company, as of June 30, 2024. We also hereby consent to the references to our firm contained in the Registration Statement, including under the caption “Experts” in the Prospectus.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

By:	/s/ W. Todd Brooker
W. Todd Brooker, P.E.
President

Austin, Texas

October 18, 2024